SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 28, 2005

VITESSE SEMICONDUCTOR CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-19654		77-0138960
(Commission File Number)		(IRS Employer Identification No.)

741 Calle Plano, Camarillo, California		93012
(Address of Principal Executive Offices)		(Zip Code)

(805) 388-3700
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement.

      On September 28, 2005, the Compensation Committee of the Board of Directors of Vitesse Semiconductor Corporation (the “Company”) approved the accelerated vesting of certain unvested options that would have vested prior to October 31, 2006, have an exercise price of $5.27 and greater and are held by current employees (other than executive officers) and certain unvested options that would have vested prior to October 31, 2006, have an exercise price of $6.97 or greater and are held by current executive officers. This accelerated vesting will affect options with respect to approximately 3,770,000 shares of the Company’s common stock. This acceleration will be effective as of September 30, 2005. The Company’s executive officers have agreed that they will not sell any shares acquired through the exercise of an accelerated option, prior to the date on which the exercise would have been permitted under the option’s original vesting terms.

      Because these options have exercise prices significantly in excess of the current market value of the Company’s common stock, the Company believes that these options may not be offering sufficient incentive to its employees when compared to the potential future compensation expense that would have been attributable to the options once FASB Statement No. 123R (Share-Based Payment) (“FAS 123R”) becomes effective for the Company. The Committee believes that the accelerated vesting may have a positive effect on employee morale and retention. The acceleration also eliminates future compensation expense the Company would otherwise recognize in its income statement with respect to these accelerated options under FAS 123R.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2005	VITESSE SEMICONDUCTOR CORPORATION

	By:	/s/ Yatin Mody

	Name:	Yatin Mody

Chief Financial Officer